Exhibit 5.2

[Sullivan & Cromwell LLP]

30 August 2013

Barclays Bank PLC,

1 Churchill Place,

London E14 5HP.

Dear Sirs:

In connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”) under the senior debt indenture dated 16 September 2004 (the “Indenture”) between Barclays Bank PLC, as issuer, (the “Company”) and The Bank of New York Mellon, as trustee, we, as English special counsel to the Company, have examined:

A.                                    a copy of the articles of association of the Company;

B.                                    an extract from the minutes of a meeting of the board of directors of the Company held on 14 April, 1994 which established the Fund Raising Committee of the board of directors (the “Committee”);

C.                                    a copy of the minutes of the Committee for meetings held on (i) September 16, 2004 approving the establishment of a Medium-Term Notes, Series A program, with  the notes issued thereunder to be governed by the Indenture, and (ii) July 12, 2013 approving the issue of the Notes subject to approval of the Notes by any Authorised Officer named therein (an “Authorised Officer”) or by an authorised delegatee of an Authorised Officer;

D.                                    a certificate of an authorised officer of the Company dated 23 July 2013 and e-mails from Authorised Officers or authorised delegatees of Authorised Officers approving the issue of the Notes dated 29 August 2013 and 30 August 2013 (together, the “Certificates”); and

such other corporate records, certificates and documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

A.                                    Due Formation and Authority of the Company

For the purposes of this opinion, we have made the following searches and enquiries:

(a)                                 a search against the entries and filings shown in respect of the Company on the Companies House online service “Companies House Direct” at 1528 hours on 30 August 2013;

(b)                                 a telephone enquiry of the Central Registry of Winding-up Petitions made at 1526 hours on 30 August 2013; and

(c)                                  an online search of the register of authorised persons under the Financial Services and Markets Act 2000 at 1528 hours on 30 August 2013.

Upon the basis of the examination, searches and enquiries described above (the “Searches”) it is our opinion that:

(1)                                 the Company is a company limited by shares validly incorporated and in existence in England;

(2)                                 the issue of the Notes has been duly authorised and executed by or on behalf of the Company; and

(3)                                 the issue of the Notes is in compliance with applicable English law.

For the purposes of giving the opinions expressed in paragraphs (1) to (3) above we have, with your consent, made the assumptions set out in section B below.  The opinions set forth in this section A are qualified as set forth in section C below.

B.                                    Assumptions

For the purpose of giving the opinion we have, with your consent, assumed, without independent verification that:

(a)                                 all documents furnished to us as copies are genuine, authentic and complete and conform to the original documents of which they are copies and the genuineness of all signatures, stamps and seals thereon or on the original thereof;

(b)                                 the Certificates are accurate and complete as of the date of this opinion;

(c)                                  the minutes and other corporate documents are a true and complete record of the proceedings described therein and the resolutions set out in the minutes remain in full force and effect without modification;

(d)                                 any person required to obtain any consent or authorisation in any jurisdiction other than England in connection with the issue of the Notes has obtained such consent or authorisation;

(e)                                  there has been no alteration in the status of the Company as revealed by the Searches;

(f)                                   no law of any jurisdiction outside England would render the issue of the Notes illegal or ineffective; and

(g)                                  the Committee in resolving to issue the Notes has acted in good faith to promote the success and interests of the Company for the benefit of its members and in accordance with any other duty.

C.                                    Qualifications

2                                         The searches on Companies House Direct referred to in section A above are not conclusively capable of revealing whether or not:

(i)                                     a winding up order has been made in respect of the Company; or

(ii)                                  an administration order has been made in respect of the Company; or

(iii)                               a receiver, administrative receiver or liquidator has been appointed in respect of the Company,

since notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the electronic records of the Company immediately.

3                                         The enquiries with the Central Registry of Winding-Up Petitions referred to in section A above relate only to a compulsory winding up and are not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made.

*****

The foregoing opinion is limited to English law as at the date of this opinion and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  In particular, we express no opinion on European Union law as it affects any jurisdiction other than England, on matters of federal law of the United States, or on the laws of New York or any other State of the United States.  No opinion is expressed on matters of fact.  This opinion is governed by, and shall be construed in accordance with, English law. The foregoing opinion is delivered and is to be read in conjunction with the opinion of Sullivan & Cromwell LLP, dated the date hereof, regarding certain matters under the federal laws of the United States and the laws of the State of New York relevant to the foregoing opinion.

This opinion is provided in connection with the issue of the Notes and is not to be used for any other purpose.  We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Company’s registration statement (the “Registration Statement”) filed with the United States Securities and Exchange Commission on Form F-3 ASR (File No. 333-190038) under the United States Securities Act of 1933, as amended (the “Act”).  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Annex A

Title of Notes	Date of Issue

$2,050,000 Super TrackSM Notes due August 31, 2016 Linked to the Performance of the Russell 2000® Index	August 30, 2013

$2,202,000 Callable Buffered Range Accrual Notes due August 30, 2019 Linked to the Performance of the S&P 500® Index	August 30, 2013

$1,482,600 Barclays Bank PLC Return Optimization Securities Linked to the iShares® MSCI EAFE ETF due September 30, 2014	August 30, 2013

$1,339,000 Annual Reset Coupon Buffered Notes due August 30, 2019 Linked to the Performance of the Russell 2000® Index	August 30, 2013

$664,500 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Marathon Oil Corporation due August 31, 2018	August 30, 2013

$133,000 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of KeyCorp due August 31, 2018	August 30, 2013

$1,642,670 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Citigroup Inc. due August 31, 2018	August 30, 2013

$3,709,280 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Facebook, Inc. due August 31, 2018	August 30, 2013

$430,000 Callable Contingent Payment Notes due August 31, 2023 Linked to the Russell 2000® Index	August 30, 2013

$3,683,000 Barclays Bank PLC Trigger Step Performance Securities Linked to the Russell 2000® Index due August 31, 2017	August 30, 2013

A-1

$3,855,340 Barclays Bank PLC Trigger Performance Securities Linked to the WisdomTree Japan Hedged Equity Fund due August 31, 2018	August 30, 2013

$4,529,000 Callable Contingent Payment Notes due August 30, 2018 Linked to the Shares of the Market Vectors Gold Miners ETF	August 30, 2013

US$4,240,000 Step-Up Callable Fixed Rate Notes due August 30, 2023	August 30, 2013

A-2